Exhibit 99.1

Montpelier Re Reports First Quarter 2009 Operating Income of $47 Million, or $0.54 Per Share, and a Fully Converted Book Value Per Share of $16.37

HAMILTON, Bermuda—(BUSINESS WIRE)—Montpelier Re Holdings Ltd. (NYSE:MRH); (the “Company”) reported operating income of $47 million (or $0.54 per share) for the quarter ended March 31, 2009.

The Company reported comprehensive income of $51 million (or $0.59 per share) for the quarter ended March 31, 2009, which includes a $6 million gain from a repurchase of $21 million in face value of its Senior Notes maturing 2013.

Fully converted book value per share was $16.37 at March 31, 2009, an increase of 3.2% for the quarter, inclusive of dividends.

The Company’s net loss estimate in respect of Hurricane Ike remained unchanged from year-end. The first quarter 2009 loss ratio totaled 35%, which includes 11 points ($15 million) in favorable releases from prior years’ loss reserves.

Chris Harris, President and Chief Executive Officer, said, “We produced a solid first quarter result with a combined ratio of 74%.  Notwithstanding a reduction in our risk profile, the combination of strong rate levels and our expanded operating platform contributed to the growth in net written premium of 7%.

Mr. Harris continued, “We continue to see improving overall rate conditions across our underwriting operations, particularly within our property catastrophe treaty segment.”

Please refer to our March 31, 2009 Financial Supplement for more detailed financial information, which is posted on our website at www.montpelierre.bm.

(1)          Operating income is a non-GAAP financial measure which represents net income excluding net investment and foreign exchange gains and losses, gain on early extinguishment of debt and income taxes.

(2)          Fully converted book value per share at March 31, 2009 is based on total shareholders’ equity of $1,437 million divided by common shares outstanding of 86,329,283 plus shares issuable upon conversion of outstanding share equivalents of 1,487,195. Fully converted book value per share at December 31, 2008 is based on total shareholders’ equity of $1,358 million divided by common shares outstanding of 83,906,704 (which excludes 7,920,000 shares subject to our share issuance agreement) plus shares issuable upon conversion of outstanding share equivalents of 1,281,619.

(3)          The return for the quarter represents the change in fully converted book value per share from December 31, 2008 ($15.94) to March 31, 2009 ($16.37), after giving effect to a dividend of $0.075 per share.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Tuesday, April 28, 2009 at 8:30 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-800-860-2442 (toll free) or 1-412-858-4600 (international). A telephone replay of the conference call will be available through May 28, 2009 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 426347.

The Company, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities

Litigation Reform Act of 1995:

This earnings release contains forward-looking statements within the meaning of the United States (the “U.S.”) federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes, in particular catastrophes that are weather-related; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of Syndicate 5151 and MUSIC effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our insurance and reinsurance operating subsidiaries; and the impact of foreign currency fluctuation.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Source: Montpelier Re Holdings Ltd.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	March 31,		December 31,
	2009		2008
Assets

Fixed maturity investments, at fair value	$1,828.5		$1,706.6
Equity securities, at fair value	202.5		242.3
Other investments	135.9		148.3
Cash and cash equivalents	278.5		260.9
Restricted cash	5.8		7.1
Total investments and cash	2,451.2		2,365.2

Reinsurance recoverable on unpaid losses	105.9		122.9
Reinsurance recoverable on paid losses	41.5		36.4
Premiums receivable	236.0		168.5
Unearned premium ceded	19.4		20.8
Deferred acquisition costs	39.2		28.4
Accrued investment income	14.0		14.0
Unsettled sales of investments	5.7		1.4
Other assets	45.9		40.0
Total Assets	$2,958.8		$2,797.6

Liabilities

Loss and loss adjustment expense reserves	$778.5		$808.9
Debt	331.6		352.5
Unearned premium	286.6		185.2
Insurance and reinsurance balances payable	56.0		43.8
Unsettled purchases of investments	24.4		3.1
Accounts payable, accrued expenses and other liabilities	44.4		46.5
Total Liabilities	1,521.5		1,440.0

Common Shareholders’ Equity

Common shares and additional paid-in capital	1,627.9		1,599.2
Treasury shares, at cost	(17.5)		(23.8)
Retained deficit	(168.7)		(214.6)
Accumulated other comprehensive income	(4.4)		(3.2)
Total Common Shareholders’ Equity	1,437.3		1,357.6
Total Liabilities and Common Shareholders’ Equity	$2,958.8		$2,797.6

Dilutive common shares outstanding (000s) (1)	86,329	sh	83,907	sh
Dilutive common and common equivalent shares outstanding (000s) (1)	87,816		85,188

Book value per share:

Book value per share	$16.65		$16.18
Fully converted book value per share	16.37		15.94
Fully converted tangible book value per share	16.31		15.88

(1) Dilutive common shares outstanding at December 31, 2008 exclude 7,920,000 shares subject to a share issuance agreement which were not dilutive to our calculations of book value per share at that date.  This agreement was terminated in February 2009.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended March 31,
	2009	2008
Underwriting revenues

Gross premiums written	$250.6	$256.8
Reinsurance premiums ceded	(12.8)	(34.7)
Net premiums written	$237.8	$222.1

Gross premiums earned	$147.8	$159.5
Earned reinsurance premiums ceded	(14.4)	(19.2)
Net premiums earned	133.4	140.3

Underwriting expenses

Loss and loss adjustment expenses - current year	(60.9)	(97.4)
Loss and loss adjustment expenses - prior year	14.7	21.0
Acquisition costs	(23.9)	(21.7)
General and administrative expenses	(28.7)	(27.8)
Underwriting income	34.6	14.4

Net investment income	19.0	24.5
Other revenue	0.2	1.3
Interest and other financing expenses	(6.5)	(7.2)
Other non-underwriting expenses	(0.2)	(2.9)
Net income attributable to noncontrolling interest in Blue Ocean	—	(1.9)
Operating income (1)	47.1	28.2

Net realized investment gains (losses) (2)	(5.4)	12.0
Net unrealized investment gains (losses) (2)	9.1	(51.7)
Gain on early extinguishment of debt	5.9	—
Net foreign exchange gains (losses) (2)	(5.4)	11.8
Income tax benefit	1.0	—
Net income	52.3	0.3

Change in value of Symetra Financial Corporation	(0.2)	(2.1)
Change in foreign currency translation	(1.0)	—
Comprehensive income (loss)	$51.1	$(1.8)

Earnings per share:

Basic earnings per share	$0.61	$—
Diluted earnings per share	0.61	—
Diluted operating income per share (1)	0.54	0.32
Diluted comprehensive income (loss) per share	0.59	(0.02)

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	45.7%	69.4%
Prior year	-11.0%	-14.9%
Loss and loss adjustment expense ratio	34.7%	54.5%
Expense ratio	39.4%	35.2%
Combined ratio	74.1%	89.7%

(1) Excludes net investment and foreign exchange gains and losses, income taxes and early extinguishment of debt.

(2) Includes net gains and losses on related derivative instruments.